Exhibit 10.4
AVALONRX® LICENSE AGREEMENT
          This AvalonRx® License Agreement (“Agreement”) is made as of October 27, 2008 (the “Effective Date”) by and between Avalon Pharmaceuticals, inc., a Delaware corporation (“AVRX”), having an office at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, and Clinical Data, Inc., a Delaware corporation (“CLDA”), having an office at One Gateway Center, Suite 702, Newton, Massachusetts 02458. AVRX and CLDA may each be referred to herein individually as a “Party” and collectively as the “Parties.”
Witnesseth:
     Whereas, AVRX has developed AvalonRx®, a proprietary platform that uses polymerase chain reaction (PCR), microarray technology, robotics and bioinformatics to enable fast, fully-automated, large-scale analysis of gene expression and its application to the discovery and development of drugs (“AvalonRx”);
     Whereas, CLDA is a company engaged in the development and commercialization of targeted therapeutics and predictive tests from a portfolio of proprietary biomarkers;
     Whereas, AVRX and CLDA wish to enter into this Agreement to provide CLDA with perpetual, irrevocable, and exclusive access to AvalonRx and AvalonRx Technology (defined below), as more fully described herein; and
     Whereas, CLDA will be entitled to retain all results it generates from use of AvalonRx, subject to the terms and conditions of this Agreement.
     Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, AVRX and CLDA agree as follows:
1. Definitions
     The following capitalized terms shall have the meanings indicated for purposes of this Agreement:
     1.1 “Affiliate” shall mean any corporation, association or other entity that directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean having the power to direct or cause the direction of the management and policies of an entity, whether through direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity. Notwithstanding the foregoing, for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time such restrictions are no longer in effect.

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     1.2 “AvalonRx Technology” shall mean: (a) all discoveries, inventions, information, data, know-how, and trade secrets (whether or not patentable) that are owned or in-licensed by AVRX as of the Effective Date or thereafter and are used or useful with or necessary to operate AvalonRx, including without limitation (i) used or useful with or necessary for use of any and all methods and devices comprising AvalonRx, (ii) used or useful with or necessary for use of any hardware related to the “High-throughput Integrated Transcriptional Screen” system; (iii) used or useful with or necessary for use of any hardware related to the “Rapid Assessment of Compound Efficacy, Transcriptional Change and Kinetics” system; and (iv) used or useful with or necessary for use of any hardware related to the “Transcriptional Structure-Activity-Relationship” system, and (b) all data and information owned or in-licensed by AVRX as of the Effective Date or thereafter and generated by or through the use of AvalonRx or any other AvalonRx Technology, except data and information as to which a Third Party has exclusive rights under an agreement of Schedule A (as such agreement exists on the Effective Date) and/or data and information with respect to the Excluded Field that has no reasonable relevance outside the Excluded Field, and (c) the Licensed Software system, and (d) any AVRX Improvements; and (e) all Patent Rights or other intellectual property rights owned or in-licensed by AVRX as of the Effective Date or thereafter, to the extent they cover any of the foregoing. Notwithstanding the foregoing, any discoveries, inventions, information, data, know-how, trade secrets, Patent Rights, or other intellectual property that is licensed to AVRX by a Third Party (“In-Licensed IP”) shall be excluded from AvalonRx Technology if (A) the applicable license agreement granting AVRX rights in such In-Licensed IP imposes sublicensee obligations that are not included in this Agreement, and (B) AVRX notifies CLDA in writing of such obligations (which notification shall specifically reference this Section 1.2), and (C) CLDA does not agree to be bound by such obligations within thirty (30) days after CLDA receives such written notification.
     1.3 “AVRX Improvements” has the meaning set forth in Section 2.3.
     1.4 “CLDA Improvements” has the meaning set forth in Section 2.4.
     1.5 “CLDA Results” shall mean any results, data or other information related to and/or generated by or for CLDA or its Affiliates after the Effective Date through the use of AvalonRx and AvalonRx Technology, including, but not limited to biomarker signatures, small molecule library content, gene expression data and information (whether or not in the form of a database), pathway data and information, compound profiles, analog synthesis data and information, disease models and quantitative data and information.
     1.6 “Control” shall mean possession of the ability to grant the licenses or sublicenses or to make the assignments as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
     1.7 “Effective Date” shall mean the date of this Agreement first written above.
     1.8 “Excluded Field” has the meaning set forth in Section 3.3(a).
     1.9 “Improvement” shall mean any enhancement or improvement (whether or not patentable) to AvalonRx and/or the AvalonRx Technology that is made by either Party or both Parties using AvalonRx or the Licensed Software.

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     1.10 “Licensed Software” shall mean all software used or useful with AvalonRx or necessary to operate AvalonRx Technology, including, but not limited to, the High-throughput Integrated Transcriptional Screen (HITS), all compound profiling toolkits, all software required to operate the Rapid Assessment of Compound Efficacy, Transcriptional Change and Kinetics (RACETraCK) system, any software necessary to conduct Transcriptional structure-activity-relationships system (TSAR), to the extent that such software is Controlled by AVRX as of the Effective Date.
     1.11 “Patent Rights” shall mean all rights associated with all United States and foreign patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor’s certificates) and patent applications (including, without limitation, all substitutions, continuations, continuations-in-part and divisionals thereof).
     1.12 “Territory” shall mean all countries in the world.
     1.13 “Third Party” shall mean any party other than CLDA, AVRX or their respective Affiliates.
2. Development; Commercialization; Intellectual Property Rights
     2.1 Development and Commercialization. Following the Effective Date, subject to AVRX’s retained rights under Section 3.3(a) and the excluded rights under Section 3.3(b), CLDA shall have full control, authority, and discretion over the research, development, and commercialization of the AvalonRx and the AvalonRx Technology licensed to CLDA under this Agreement.
     2.2 Ownership of CLDA Results. CLDA shall solely own all CLDA Results. CLDA shall have no obligation to disclose to AVRX any CLDA Results or to provide AVRX with notice of CLDA’s intent to file patent applications thereon.
     2.3 AVRX Improvements. Subject to the licenses granted herein, AVRX shall own all rights to the AvalonRx Technology and Improvements thereto conceived or made by AVRX employees pursuant to the excluded rights and AVRX’s retained rights set forth in Section 3.3 (“AVRX Improvements”). AVRX shall be responsible, in its sole discretion and at its sole cost, for the filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights claiming or directed to AvalonRx Technology and AVRX Improvements thereto.
     2.4 CLDA Improvements. To the extent that any Improvements to the AvalonRx Technology are made by employees or agents of CLDA (“CLDA Improvements”), CLDA shall own all right, title and interest in and to such CLDA Improvements. CLDA shall be responsible, in its sole discretion and at its sole cost, for the filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights claiming or directed to CLDA Improvements.
3. Licenses; Technology Transfer
     3.1 AvalonRx License to CLDA. Subject to the terms and conditions of this Agreement, including, without limitation, payment under Section 4.1, and subject to the rights retained by AVRX under Section 3.3(a) and the excluded rights under Section 3.3(b) AVRX

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hereby grants to CLDA a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable, exclusive (even as to AVRX) license, under the AvalonRx Technology, to use and exploit AvalonRx and the AvalonRx Technology for any and all purposes. The licenses granted herein under In-Licensed IP (as defined in Section 1.2) are limited to the rights and licenses that are granted to AVRX and that can be granted by AVRX to CLDA pursuant to the terms of such in-licenses.
     3.2 Sublicensing by CLDA. CLDA shall have the right to grant sublicenses through multiple tiers under any or all of the rights provided in Section 3.1 to its Affiliates and to Third Parties, and CLDA shall not be required to obtain AVRX’s consent to any such sublicenses. Each such sublicense shall be consistent with the terms of this Agreement.
     3.3 Retained and Excluded Rights. (a) Notwithstanding the exclusive license granted in Section 3.1, AVRX retains the non-exclusive, non-sublicensable right under the AvalonRx Technology to use and exploit AvalonRx and the AvalonRx Technology for the sole purpose of (a) performing its obligations under the agreements listed in Schedule A (as such agreements exist on the Effective Date) and (b) continuing development of AVN 944 and its existing development programs directed against the following targets (without any material change in focus or direction): beta-catenin, PLK3, myc, and survivin (the “Excluded Field”).
     (b) The Parties acknowledge and agree that AVRX has may have granted or may be obligated to grant a license to one or more Third Parties under the AvalonRx Technology pursuant to the agreements listed in Schedule A (as such agreements exist on the Effective Date) (collectively, “Existing Third Party Licenses”). Nothing in Section 3.1 is intended to limit or otherwise modify such Existing Third Party Licenses or to grant a license to CLDA that is inconsistent with the licenses granted or that AVRX is obligated to grant under such Existing Third Party Licenses, and the rights under the AvalonRx Technology granted to CLDA under Section 3.1 shall be construed in such a manner so as to preserve the scope and validity of such Existing Third Party Licenses.
     3.4 Third Party Licenses. AVRX shall be solely responsible for all costs and expenses of any licenses between a Third Party and AVRX or its Affiliates related to the AvalonRx Technology, whether such licenses exist on the Effective Date or AVRX or its Affiliates enter into such licenses after the Effective Date.
     3.5 Technology Transfer. AVRX shall cooperate with CLDA and shall in a timely manner provide access and provide to CLDA or any CLDA Affiliate designated by CLDA any AvalonRx Technology licensed to CLDA that is reasonably requested by CLDA, to the extent such AvalonRx Technology is not already in CLDA’s possession. All costs and expenses of any such cooperation and transfer by AVRX shall be borne by AVRX. During the term of this Agreement, at no additional cost to CLDA, AVRX shall provide CLDA with reasonable access by teleconference or in person at AVRX’s facilities (subject to AVRX’s customary rules and restrictions with respect to site visits by non-AVRX personnel) to AVRX personnel having pertinent knowledge for consulting advice with respect to AvalonRx and the AvalonRx Technology.

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4. Payments
     4.1 AvalonRx Access Fee. In consideration of the licenses granted to CLDA pursuant to Section 3.1, CLDA shall pay to AVRX a one-time access fee of One Million U.S. Dollars (US$1,000,000) simultaneously with the execution hereof.
     4.2 Method of Payment. All payments to be made under this Agreement to AVRX shall be made in United States dollars in the United States to a bank account designated by AVRX by wire transfer pursuant to the instructions set forth on Schedule B.
5. Patents
     5.1 Patent Prosecution.
          (a) AVRX shall be responsible for, at its sole expense, the prosecution and maintenance of all Patent Rights included in the AvalonRx Technology (the “Licensed Patents”). AVRX shall deliver to CLDA copies of all documents materially related to such prosecution or maintenance within a reasonable period of time after such documents are prepared by or received by AVRX, and in any event a reasonable amount of time before any such document is filed with or submitted to the applicable patent office or agency by AVRX. AVRX shall consult with CLDA regarding the prosecution of any patent applications in the Licensed Patents relating to the Territory, and shall incorporate any and all reasonable comments or suggestions made by CLDA with respect to such prosecution.
          (b) If, at any time during the term of this Agreement, AVRX no longer wishes to file, prosecute, or maintain any Patent Rights in the Licensed Patents in the Territory, it shall notify CLDA in writing of such decision. AVRX shall provide such notice at least ninety (90) days prior to abandonment or lapse of such Patent Rights, to the extent practicable in light of the timing of any notice relating to such patent or patent application. Thereafter, AVRX shall, if requested in writing by CLDA, assign its ownership interest in such patent or patent application in such applicable country or jurisdiction to CLDA for no additional consideration. Upon such assignment, CLDA shall assume the sole and exclusive responsibility, at its discretion, for the filing, prosecution, and/or maintenance (as the case may be) of such patent or patent application solely at its own expense.
     5.2 Infringement by Third Parties.
          (a) Notice. If either Party becomes aware of any actual or threatened infringement of a Licensed Patent in the Territory, such Party shall promptly notify the other Party in writing (the “Notice”) and the Parties shall confer in good faith regarding the most appropriate action to take with respect to such infringement. Both Parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.
          (b) Enforcement. Unless the Parties otherwise agree, CLDA shall have the first right, but not the obligation, to take appropriate action in its own name and under its sole control against activities allegedly infringing any Patent Right in the Licensed Patents, to the extent such activities fall within the scope of CLDA’s license in Section 3.1 (an “Infringing

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Activity”). If CLDA does not take any action against an Infringing Activity within one hundred eighty (180) days after delivery of the Notice, then AVRX may, upon thirty (30) days’ notice to CLDA and provided that CLDA has not provided a commercially reasonable rationale for not taking any action as to such an Infringing Activity, take appropriate action against such an Infringing Activity in its own name and under its sole control.
          (c) Cooperation; Settlement. Regardless of which Party brings the action (the “Initiating Party”), the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Licensed Patents which may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to participate in any action brought by the Initiating Party. Neither Party may settle any action brought under this Section 5.2, or take any other action in the course thereof, that adversely affects the other Party’s interest in the Licensed Patents, without the written consent of such other Party, such consent not to be unreasonably withheld.
          (d) Costs; Allocation of Recovery. The costs and expenses of conducting any infringement suit brought under this Section 5.2 shall be borne solely by the Initiating Party, unless there is a separate written agreement to share costs between the Parties. Except as otherwise agreed to in writing by the Parties, any recovery realized by a Party as a result of a litigation or other action taken under this Section 5.2 with respect to any actual or threatened infringement of a Licensed Patent will first be applied to reimburse the Initiating Party for any actual litigation costs and expenses borne by the Initiating Party and not otherwise reimbursed, and any amounts remaining after such reimbursement (a “Net Recovery”) will be allocated between the Parties as follows: (i) if the CLDA is the Initiating Party, CLDA will receive ninety percent (90%) of the Net Recovery, and CLDA will receive ten percent (10%) of the Net Recovery; and (ii) if AVRX is the Initiating Party, AVRX will receive sixty percent (60%) of the Net Recovery, and CLDA will receive forty percent (40%) of the Net Recovery.
     5.3 Infringement of Third Party Rights.
          (a) Joint Conference. In the event that a product, service, or activity of a Party that incorporates AvalonRx or the AvalonRx Technology becomes the subject of a third party claim of patent infringement or infringement or misappropriation of any other proprietary right, anywhere in the world (a “Third Party Claim”), and without regard to which Party is charged with said Third Party Claim, and the venue thereof, the Parties shall promptly confer to discuss the Third Party Claim and decide on a course of action.
          (b) Separate Defense. Unless the Parties otherwise agree, CLDA shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against CLDA and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that CLDA shall not enter into any settlement that materially adversely affects AVRX’s rights or interests without AVRX’s written consent, such consent not to be

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unreasonably withheld. Unless the Parties otherwise agree, AVRX shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against AVRX and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that AVRX shall not enter into any settlement that adversely affects CLDA’s rights or interests without CLDA’s written consent, such consent not to be unreasonably withheld. Nothing is this Section 5.3 shall be interpreted to limit the scope of any representations set forth in Article 7 or any indemnification obligations set forth in Article 8.
6. Confidentiality
     6.1 Confidential Information. Except as specifically permitted hereunder, each Party hereby agrees to hold in confidence and not use on behalf of itself or others all technology, data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies, know-how and trade secrets provided by the other Party (the “Disclosing Party”) from and after the Effective Date and all data, results and information developed pursuant to this Agreement that are solely owned by the Disclosing Party or jointly owned by the Parties (collectively the “Confidential Information”), except that the term “Confidential Information” shall not include:
          (a) information that is or becomes part of the public domain other than through a breach of this Agreement by the non-Disclosing Party or its Affiliates;
          (b) information that is obtained after the Effective Date hereof by the non-Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;
          (c) information that was already known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party’s written records; or
          (d) information that has been independently developed by the non-Disclosing Party without the aid or use of Confidential Information as shown by competent written evidence.
          (e) The obligations of this Section 6.2 shall survive the expiration or termination of this Agreement for a period of five (5) years.
     Notwithstanding the foregoing, the AvalonRx Technology shall be deemed to be the Confidential Information of both parties.
     6.2 Permitted Disclosures. Confidential Information of the Disclosing Party may be disclosed to employees, agents, consultants or sublicensees of the non-Disclosing Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior agreement from the non-Disclosing Party’s and its Affiliates’ employees, agents, consultants and sublicensees to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Notwithstanding any other provision of this Agreement, disclosure

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of Confidential Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; or (b) is required by law or regulation; provided, however, that the non-Disclosing Party shall first have given reasonable prior notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and sublicensees do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party or in connection with a sale of its assets, a merger, consolidation or similar transaction or in connection with a liquidation, either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Article 6.
     6.3 Publicity. The Parties agree that a press release announcing the matters covered by this Agreement may be prepared in advance and shall be subject to the mutual approval of the Parties, which approval shall not unreasonably be withheld; provided, however, that either Party may (i) publicize the existence and general subject matter of this Agreement consistent with previous press releases and statements without the other Party’s approval and (ii) disclose the terms of this Agreement only to the extent required to comply with applicable securities laws.
     6.4 Disclosure by AVRX. Notwithstanding anything else herein to the contrary, AVRX shall have the right to use AvalonRx Technology and to disclose AvalonRx Technology to a Third Party in each case, in the Excluded Field and/or pursuant to the agreements listed in Schedule A (as such agreements exist on the Effective Date).
7. Representations and Warranties; Limitations
     7.1 Mutual Representations and Warranties.
          (a) Legal Authority. As of the Effective Date, each Party represents and warrants to the other that (i) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; (ii) it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein; and (iii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate officials and do not require any shareholder action or other approval.
          (b) Valid Licenses. As of the Effective Date, each Party represents and warrants to the other Party that it has authority to grant the rights and licenses set forth in this Agreement.

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          (c) No Conflicts. As of the Effective Date, each Party represents and warrants that as of the Effective Date of this Agreement it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws or other charter documents, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.
          (d) Representation by Legal Counsel. As of the Effective Date, each Party hereto represents that it has been represented by legal counsel in connection with the drafting of this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such term or provision.
     7.2 Representations and Warranties by AVRX. As of the Effective Date, AVRX represents and warrants to CLDA that:
          (a) IP Ownership. AVRX (i) solely owns all AvalonRx Technology (other than In-Licensed IP (as defined in Section 1.2)), free and clear of all liens, charges and encumbrances, either written, oral, or implied, that would affect the rights and licenses granted to CLDA hereunder; and (ii) has not granted, and will not grant during the term of this Agreement, any license that is inconsistent with the rights and licenses granted to CLDA under this Agreement.
          (b) Third Party Actions. No actions, suits, claims, disputes, or proceedings concerning the AvalonRx Technology are currently pending, and except as set forth in Schedule C, the officers of AVRX have no actual knowledge of any facts that would indicate that any such action, suit, claim, dispute, or proceeding is likely to be instituted or asserted during the term of this Agreement.
          (c) Non-Infringement. Except as set forth in Schedule C, the officers of AVRX have no actual knowledge that the use of AvalonRx as currently used by AVRX infringes or misappropriates the intellectual property rights of any Third Party, and except as set forth in Schedule C, AVRX has not received any written communication (i) regarding alleged infringement of Third Party intellectual property by AvalonRx, the AvalonRx Technology, or its use, sale, offer for sale, import, or manufacture, or (ii) notifying AVRX of the existence of and availability of a license to a Third Party intellectual property relating to AvalonRx, the AvalonRx Technology, or its use, sale, offer for sale, import, or manufacture.
     7.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
8. Indemnification
     8.1 Indemnification by CLDA. CLDA shall indemnify, defend and hold harmless AVRX and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “AVRX Indemnified Party”) from and against any and all liability, loss, damage,

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cost, and expense (including reasonable attorneys’ fees) (collectively, a “Liability”) which the AVRX Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon (i) the breach by CLDA of any covenant, representation or warranty contained in this Agreement, or (ii) the development, manufacture, use or commercialization by or on behalf of CLDA of any product or service discovered using AvalonRx or the AvalonRx Technology. Notwithstanding the foregoing, CLDA shall have no obligation under this Agreement to indemnify, defend or hold harmless any AVRX Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of AVRX, its Affiliates, or any of their respective employees, officers, directors or agents.
     8.2 Indemnification by AVRX. AVRX shall indemnify, defend and hold harmless CLDA and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “CLDA Indemnified Party”) from and against any Liability which the CLDA Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon the breach by AVRX of any covenant, representation or warranty contained in this Agreement. Notwithstanding the foregoing, AVRX shall have no obligation under this Agreement to indemnify, defend, or hold harmless any CLDA Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of CLDA, its Affiliates, or any of their respective employees, officers, directors or agents.
     8.3 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.
     8.4 Settlements. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other its Affiliates, employees, agents, officers and directors.
9. General Provisions
     9.1 Dispute Resolution. Any material disputes or disagreements between AVRX and CLDA arising hereunder shall be referred to the Chief Executive Officer of AVRX and the Chief Legal Officer of CLDA or their designees for good faith resolution for a period of ninety (90) days. If the parties are unable to resolve their dispute or disagreement, either Party may pursue other legal or equitable remedies which may be available.

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     9.2 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in merger, sale of stock, sale of assets or other transaction; provided, however, that in the event of such transaction, no intellectual property rights of any Affiliate or Third Party that is an acquiring party shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors, legal representatives and assigns.
     9.3 Non-Waiver. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.
     9.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachsuetts other than those provisions governing conflicts of law.
     9.5 Partial Invalidity. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.
     9.6 Notice. Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested or (iv) delivered via facsimile, with receipt confirmed, to the Party at the address set forth below for such Party:
To CLDA:
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, Massachusetts 02458
Attn: Caesar J. Belbel, EVP and CLO
Phone: (617) 527-9933
Fax: (617) 965-0445
To AVRX:

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Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway,
Germantown, Maryland 20876
Attention: Kenneth C. Carter, Ph.D., President & Chief Executive Officer
Phone: (301) 556-9900
Fax: (301) 556-9910
     or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.
     9.7 Headings. The headings appearing herein have been inserted solely for the convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.
     9.8 No Implied Licenses or Warranties. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither Party warrants that (i) the activities of the Parties hereunder shall achieve any of the research objectives contemplated by them or (ii) any clinical or other studies will be successful.
     9.9 Force Majeure. Except for the obligation to make payment when due, no failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; plague of epic proportion; accident; war; rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.
     9.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof.
     9.11 Amendments. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.
     9.12 Independent Contractors. It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever.

12.

Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.
     9.13 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.13 IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 OR THE RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8.
     9.14 Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. CLDA, as a licensee of such rights under this Agreement, shall retain and may fully exercise any or all of its rights and elections under the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against AVRX under the United States Bankruptcy Code, CLDA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed by CLDA hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to CLDA.
     9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.

     In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Avalon Pharmaceuticals, Inc.		Clinical Data, Inc.

By:	/s/ C. Eric Winzer	By:	/s/ Caesar J. Belbel

	C. Eric Winzer	Name:	Caesar J. Belbel
	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President, Chief Legal officer and Secretary

14.

AvalonRx® License Agreement
Between
Avalon Pharmaceuticals, inc.
and
Clinical Data, Inc.
Dated as of October 27, 2008

Schedule A
Retained Rights Agreements
1.	Collaboration and License Agreement between Avalon Pharmaceuticals, Inc. and Medimmune, Inc. dated June 17, 2005

2.	Pilot Study Agreement between Novartis Institutes for BioMedical Research, Inc. and Avalon Pharmaceuticals, Inc. dated September 9, 2005 and amendments.

3.	License, Development and Commercialization Agreement between Vertex Pharmaceuticals, Inc. and Avalon Pharmaceuticals, Inc. dated February 14, 2005

4.	Collaboration Agreement between Avalon Pharmaceuticals, Inc. and ChemDiv, Inc. dated July 25, 2006

5.	Exclusive License and Research Collaboration Agreement between Merck and Co., Inc. and Avalon Pharmaceuticals, Inc. dated March 5, 2007

6.	Collaboration Agreement between Avalon Pharmaceuticals, Inc. and Medarex, Inc. dated October 15, 2003

1.